CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 1999, relating to the consolidated balance sheets of Laser Photonics, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1998, 1997 and 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Laser Photonics, Inc.

/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants


Orange, California
February 11, 2000